Exhibit 16.1

September 17, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Pacific Financial Corporation's Form 8-K dated September 17, 2014, and have the following comments:

1.	We agree with the statements made in the second, third, and fifth paragraphs, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.

Yours truly,